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                                                               EXHIBIT 26(D)(5)

LEVEL TERM INSURANCE AGREEMENT
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This agreement is a part of the policy   DOES THIS AGREEMENT PROVIDE CASH
to which it is attached. It is subject   VALUES OR LOAN VALUES?
to all the terms and conditions of the
policy. This agreement is effective as   No. This agreement does not provide
of the original policy date of this      any cash values or loan values.
policy unless a different effective
date is shown on the policy data         CAN YOU RENEW OR CONVERT THE
pages.                                   ADDITIONAL TERM INSURANCE PROVIDED BY
                                         THIS AGREEMENT?
WHAT DOES THIS AGREEMENT PROVIDE?
                                         The additional term insurance provided
This agreement provides additional       by this agreement will automatically
one-year level term insurance payable    be renewed annually until the date
at the insured's death.                  shown on your data pages. The
                                         additional term insurance provided by
WHAT IS THE AMOUNT OF THE TERM           this agreement may not be converted.
INSURANCE?
                                         IS THIS AGREEMENT SUBJECT TO THE
The amount of term insurance is shown    INCONTESTABILITY AND SUICIDE PROVISION
on the policy data pages.                OF THE POLICY?

WHAT IS THE CHARGE FOR THIS AGREEMENT?   Yes. Those provisions apply to this
                                         agreement. The contestable and suicide
The monthly charge for this agreement    periods will be measured from the
is a cost of insurance rate multiplied   effective date of this agreement.
by the amount of insurance provided by
this agreement. The maximum monthly      WHEN WILL THIS AGREEMENT TERMINATE?
cost of insurance rates are shown on
the policy data pages.                   This agreement will terminate on the
                                         earliest of:
The monthly cost of insurance rates
may increase as the age of the insured       (1)   the date this policy is
increases. If the rates used to                    surrendered or otherwise
determine the monthly charge are                   terminates; or
adjusted, any such adjustment will be
based on future estimated or emerging        (2)   the date we receive your
mortality experience as well as profit             written request to cancel
considerations. Those experience                   this agreement; or
factors that could cause a change in
the rates are interest, mortality,           (3)   the date shown on your data
persistency, taxes, and expenses.                  pages.

WHEN AND TO WHOM WILL WE PAY THE DEATH   CAN THIS AGREEMENT BE REINSTATED?
BENEFIT FOR THIS AGREEMENT?
                                         Yes. If the policy to which this
If we receive proof satisfactory to us   agreement is attached is reinstated in
of the insured's death while this        accordance with its provisions, this
agreement is in effect, we will pay to   agreement may also be reinstated under
the beneficiary as part of the death     the following conditions:
proceeds under the policy, the death
benefit for this agreement.                  (1)   we receive written request
                                                   from you; and
CAN THE AMOUNT OF INSURANCE BE CHANGED
AFTER ISSUE?                                 (2)   your request to reinstate
                                                   this agreement is approved
Yes. You may request the amount of                 prior to the date shown on
insurance to be decreased. However,                your data pages.
increases in the amount of insurance
are not allowed.                         [Gary R. Christensen  Robert L. Senkler
                                          Secretary                   President]

ICC15-20012      Term Insurance Agreement       Minnesota Life Insurance Company